Exhibit 99.1

AGREEMENT

This Agreement (the “Agreement”) is entered into effective this 2nd day of December, 2004 (“Effective Date”) by and between Transcrypt International, Inc. (“Transcrypt”) and Tran Electronics, Inc. (“Supplier”).  Either Transcrypt or Supplier may be individually referred to as a “Party” or collectively referred to as the “Parties.”  Transcrypt and Supplier, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

ARTICLE 1

GENERAL TERMS AND CONDITIONS

1.1           Supplier shall be the preferred vendor for certain products for Transcrypt (the “Products”) and the services required to produce such Products (the “Services”).  Although this Agreement is solely between Transcrypt and Supplier, Supplier acknowledges and agrees that:

(a)                                  all of Transcrypt’s Affiliates shall have the right to issue Purchase Orders to purchase Products and Services in accordance with the terms of this Agreement;

(b)                                 there may be occasions when purchases are made on behalf of Transcrypt or its Affiliates by third-party providers (“Transcrypt Contractors”) and that such Transcrypt Contractors shall have the right to issue Purchase Orders to purchase Products and Services on behalf of Transcrypt or its Affiliates in accordance with the terms of this Agreement;

(c)                                  any and all pricing that is offered to Transcrypt shall be made available to Transcrypt’s Affiliates and/or Transcrypt Contractors who are purchasing Products specifically for use on behalf of Transcrypt and/or its Affiliates; and

(d)                                 purchases made by Transcrypt’s Affiliates and/or Transcrypt Contractors shall be eligible for the same discounts or special pricing based on quantity or type as if being purchased by Transcrypt.

1.2           Supplier understands that this Agreement is not a requirement’s contract and that future Purchase Orders (as hereinafter defined) are based upon current performance and that, notwithstanding the price adjustment provision set forth in Article III, Supplier’s total installed cost and performance must remain competitive with that of other manufacturers and suppliers.  Transcrypt shall notify Supplier in the event the total manufactured cost and performance becomes non-competitive via the Joint Process Improvement Team as outlined in Exhibit D.

1.3           Upon request by Transcrypt, Supplier shall give Transcrypt, or its designated representatives, free entry during normal business hours to those parts of Supplier’s premises involved in the manufacturing and distribution of the Products supplied under this Agreement or any other agreement (“Product Premises”) and allow Transcrypt personnel to use the Product Premises, without cost, to determine whether the Products to be delivered under this Agreement are being delivered in accordance with the Manufacturing Data provided pursuant to this Agreement, and to inspect, transfer, or otherwise deal with any inventory or other items maintained on the Product Premises by Transcrypt, Transcrypt Contractors, or any third party which is necessary to allow Supplier to perform its obligations under this Agreement.  Transcrypt shall conduct all tasks and inspections in a manner that avoids unreasonable interference with the operation of Supplier’s business.  Transcrypt’s inspections and testing shall not excuse or reduce Supplier’s duty to comply with Transcrypt’s Manufacturing Data or the product warranties.  Any requirement to provide notice of inspection under this Section shall not apply to any employee who is primarily responsible for the Transcrypt Inventory or Arrow Inventory pursuant to Article 5 and who Supplier acknowledges and agrees, shall have access to the Supplier’s premises at any time.  In an effort to work together and maintain an improving and mutually satisfactory relationship pursuant to the terms and conditions of this Agreement, Transcrypt and Supplier agree to form a Joint Process Improvement Team (“JPI Team”) composed of Transcrypt and Supplier representatives, as further set forth in Exhibit D attached hereto and made a part hereof, in order to undertake the following initiatives:

(a)                                  define and measure performance and savings criteria; and

(b)                                 identify and develop opportunities to improve the business process.

1.4           For purposes of this Agreement, “Affiliate” means any person designated in writing by Transcrypt to Supplier from time to time, and currently includes EFJ, Inc., E.F. Johnson Company and its subsidiaries.

ARTICLE 2

MANUFACTURING, ORDERING AND DELIVERY PROCEDURES

2.1           Supplier and Transcrypt agree to work together to transfer to Supplier the responsibility to supply Products and perform Services to Transcrypt under this Agreement by the deadlines set forth in Exhibit A.  Such transfer shall be completed in phases, with priorities and designated completion dates as set forth in Exhibit A.  Supplier and Transcrypt acknowledge and agree that the timeline set forth in Exhibit A is subject to and conditioned upon the availability of the Transcrypt Inventory (as defined in Article 5) and any component parts required for the Products or Services.

2.2           Products and Services shall be purchased by Transcrypt issuing purchase orders that are consistent with and reference this Agreement and include descriptions, part numbers, revision levels, unit quantities, Purchase Price (as hereinafter defined), and Delivery Date(s) (as hereinafter defined) (“Purchase Order” or “Purchase Orders”).  Purchase Orders issued in accordance with this Agreement shall be deemed to be accepted when received by Supplier.  All Purchase Orders for Products and Services shall be placed by Transcrypt in writing (either by mail, electronically or facsimile).  All Purchase Orders shall be governed by the terms of this Agreement. Upon receipt of a Purchase Order, Supplier shall promptly notify Transcrypt, in writing (either by mail, electronically or facsimile) of Supplier’s receipt of Transcrypt’s Purchase Order.

2.3                                 Upon execution of this Agreement, Transcrypt shall issue Purchase Orders to Supplier for Product requirements for the immediately ensuing six (6) weeks (“Six Week Purchase Orders”).  At the end of the first month following the delivery of the initial Six Week Purchase Order by Transcrypt, and within ten (10) days of each succeeding month end, Transcrypt shall deliver Six Week Purchase Orders to Supplier covering Transcrypt’s Product requirements, if any, for the next six (6) week period.  It is the intent of the parties that Purchase Orders covering any particular needs of Transcrypt will be in place at all times for the then current month and half of the next month.

2.4                                 Transcrypt shall, within thirty (30) days of execution of this Agreement, provide Supplier a forecast detailing anticipated Product requirements for the succeeding twelve (12) month period (“Twelve Month Forecast”).  Within the first ten (10) days of each succeeding month, or more frequently as decided by Transcrypt in its sole discretion, Transcrypt shall update the Twelve Month Forecast to provide a current, rolling twelve (12) month estimate of Product requirements.

2.5                                 Transcrypt may deliver a Purchase Order Change Notice (“POCN”) that accelerates the Delivery Date of Product a maximum of four (4) weeks from the original Delivery Date or two (2) weeks following the date Supplier receives the last component part required for the Product, whichever is later.  Such POCN may be for all or any part of a Purchase Order.  For any POCN delivered by Transcrypt that is in compliance with the time requirements and meets the minimum order quantity (“MOQ”) as defined in Exhibit B, Supplier shall accommodate such POCN and accelerated Delivery Date request made by Transcrypt, unless it is unable to perform based upon component part unavailability directly related to the accelerated Delivery Date associated with the POCN, which is acknowledged and agreed to in writing by Transcrypt.  In the event that Supplier is at full capacity with regards to work it is performing on behalf of Transcrypt and unable to comply with the POCN, then Supplier shall provide notice that it is at full capacity within twenty four (24) hours of receipt of the POCN.  Upon receipt of such notice, Transcrypt shall use its best efforts to prioritize the work which Supplier is performing on its behalf utilizing the procedure set forth in Section 2.6, so as to allow Supplier to perform the POCN in accordance with its terms and this Agreement.

2.6                                 Transcrypt may either deliver a POCN that delays the Delivery Date of an uncompleted Product or otherwise modifies or cancels the quantity set forth in a Purchase Order deliverable to Transcrypt.  The maximum time period that a Delivery Date may be delayed is one hundred twenty (120) days after the original Delivery Date specified in the Purchase Order.

2.7                                 On or before the Delivery Date specified in the Purchase Order, Supplier shall ship the Product to the location identified in the Purchase Order, F.O.B. Supplier’s facility in New Brighton, Minnesota (“Supplier’s Facility”).  A partial shipment of completed Product is permitted when authorized in writing by Transcrypt.  These partial shipments may have a price increase if the amount required under a Purchase Order is less than the MOQ set forth in Exhibit B.  In such situations, the increased cost which Supplier may charge to Transcrypt shall be limited to the actual cost incurred by Supplier for the initial setup for such Purchase Order.  Supplier shall meet the Delivery Date specified on the Purchase Orders subject to delays beyond its control acknowledged by Transcrypt.  Supplier shall efficiently and timely prepare Products for pickup by the agreed upon transportation carrier.  Supplier shall be responsible for proper packaging, labeling and preparation of Products for shipment and all labeling shall be in full compliance with all Transcrypt, DOT, OSHA and TSCA labeling requirements.  In the event Supplier becomes responsible for the importation of component parts pursuant to the agreement of the parties, Supplier shall be responsible for complying with all applicable import regulations of the United States of America, if applicable.  Supplier shall include with each shipment or delivery a Material Safety Data Sheet (“MSDS”) for each item for which a MSDS is required by applicable law or regulations.

2.8                                 If Supplier at any time knows, has reason to know or suspects that it will be unable to complete or comply with the terms of a Purchase Order or POCN, Supplier shall immediately notify Transcrypt.  Such notification shall not excuse or waive any obligations of Suppler to perform according to the terms of this Agreement, but are rather for information purposes so that Transcrypt may attempt to mitigate any damages caused by Supplier’s failure to perform according to the terms of the Agreement.

2.9                                 Upon receipt of a Purchase Order for a prototype received by Supplier from Transcrypt, Supplier agrees that it shall process such prototype order on engineering development assemblies or prototypes with a maximum quantity of one hundred (100) surface mount technology (“SMT”) assemblies within five (5) days after receipt of the last component necessary to produce such prototype.  Prior to the delivery of a Purchase Order for a prototype, Transcrypt shall request Supplier to provide a pricing schedule for the assembly of the prototype.  Supplier shall deliver such pricing schedule with twenty four (24) hours of the request.  If such pricing schedule is acceptable to Transcrypt, Transcrypt shall deliver a Purchase Order for such prototype.

2.10                           Any equipment, materials or supplies ordered by Supplier in anticipation of its receipt of a Purchase Order, but prior to the receipt of a duly executed order from Transcrypt, shall be at Supplier’s sole risk and expense and Transcrypt shall have no liability with respect to the same.

2.11                           Supplier shall not substitute any product that has been specified in a Purchase Order, nor change the specifications from those set forth in the Purchase Order, without prior written authorization from Transcrypt.  All Products furnished will be subject to Transcrypt’s right of inspection and approval after delivery.  Transcrypt reserves the right to reject and return, at Supplier’s risk and expense, that portion of any Purchase Order which fails to comply with Transcrypt’s specifications or this Agreement, including but not limited to Supplier’s warranties set forth in Article 7.  Neither acceptance or payment by Transcrypt, nor its inspection or failure to inspect the Products, shall limit, terminate or exclude any of Supplier’s warranties under this Agreement or waive any of Transcrypt’s rights and remedies under this Agreement, at law or in equity.  Time is of the essence.  The Delivery Dates specified in each Purchase Order are to be considered of equal importance with price and quality.  Failure to deliver as agreed shall constitute a breach of this Agreement and Transcrypt shall have the right, at its option, to cancel the Purchase Order in whole or in part without further liability to Supplier, if Supplier shall for any reason fail to deliver the Products or complete the Services by the specified Delivery Date(s).

2.12                           Supplier and Transcrypt shall agree on MOQ for Products as set forth in Exhibit B.  The MOQ requirement only applies when Transcrypt actually places a Purchase Order for a specific Product.  Only under such circumstances does Transcrypt agree to order an amount equal to or greater than the MOQ for this specific Product.

2.13                           Any Purchase Order on which Supplier has not yet completed Products is cancelable at any time, in Transcrypt’s sole discretion.

2.14                           Risk of loss will pass to Transcrypt only upon (i) delivery of the Products to the location specified in the Purchase Order, and (ii) inspection and acceptance by Transcrypt of the same.  Supplier will be responsible for filing, processing and recovering any claims related to loss or damage to Products, including without limitation, claims for loss, damage, shortages, overages and any other shipping discrepancies.

2.15                           Transcrypt shall be obligated to pay for only the quantity of Products actually delivered in working order to Transcrypt up to one hundred ten percent (110%) of the quantity specified in the applicable Purchase Order or POCN.  Any Products shipped by Supplier to Transcrypt in excess of one hundred ten percent (110%) of the applicable Purchase Order or POCN may be retained by Transcrypt or returned to Supplier at Supplier’s expense, in Transcrypt’s sole discretion.

2.16                           Supplier represents and warrants that it has all equipment, personnel, tooling and other items necessary to manufacture and perform the Products and Services as set forth in this Agreement, except for certain Special Items, as hereinafter defined.  In the event the Products and Services provided under this Agreement are revised in such a manner that Supplier does not have the items necessary, Transcrypt agrees to provide to Supplier or, in some cases pay for rather than provide, any unique tooling, unique fixtures, or unique equipment necessary to meet Transcrypt’s Product or Service requirements (“Special Items”).  Special Items shall be limited to unique in-circuit test equipment, functional test equipment, unique tooling for placement of Transcrypt-specific component, solder paste stencils, wave solder platens, re-useable packaging, and/or similar items.  Supplier will notify Transcrypt of Special Items required as a result of any forecasts or Purchase Orders placed by Transcrypt and the associated cost of such Special Items.  Within ten (10) days following the date on which Transcrypt approves the acquisition of such Special Items, Transcrypt shall, at its election, either provide Supplier with such Special Items or shall provide authority for Supplier to acquire such Special Items.  Special Items purchased or provided by Transcrypt shall be marked with ownership tags furnished by Transcrypt.  All Special Items provided by or paid for by Transcrypt (“Transcrypt Special Items”) shall be: (i) owned exclusively by Transcrypt; (ii) used solely and exclusively to manufacture the Products or to provide the Services; (iii) surrendered by Supplier and shipped to Transcrypt at Transcrypt’s designated facility and expense upon the Termination of this Agreement; (iv) fully insured by

Supplier; and (v) maintained (e.g. calibration, etc.) in good repair by Supplier at Transcrypt’s expense as approved by Transcrypt. Supplier shall provide to Transcrypt a detailed list of any Special Items which it maintains on Supplier’s premises, and update such list within ten (10) days of receiving any new Special Item(s).  Supplier shall not encumber the Special Items or assign, convey, mortgage, or transfer any right or interest in the Special Items and Supplier agrees to execute and deliver any evidence of title, bill of sale, assignment or other document or take any other action which Transcrypt may require in order to evidence Transcrypt’s rights.

2.17         All Services performed and Products provided by Supplier under this Agreement shall be subject to any and all quality assurance and testing which is standard for the electronics industry.  Supplier shall be responsible for any standards, requirements, tests, and processes which Transcrypt may reasonably require, including but not limited to the following:

(a)                                  Supplier shall maintain and provide verification of, as reasonably requested by Transcrypt, ISO 9000 certification;

(b)                                 All Products provided by Supplier shall exceed IPC-610 Class 3 level of quality; and

2.18         Manufacturing Data shall be defined as manufacturing information specifically used by Supplier for the manufacturing of Products pursuant to this Agreement, including, but not limited to, placement files, material specifications, gerbers, BOM’s, test documentation, material vendor information, programs files, software use for programming work product, firmware (including source code), manufacturing tooling designs unique and specific to Transcrypt, regardless of whether such information is gathered or generated by Transcrypt or Supplier, and any and all prior Manufacturing Data provided to Supplier.

2.19         Within sixty (60) days of the Product Transfer Completion by Supplier, Supplier, with assistance of Transcrypt personnel, shall collect and deliver to Transcrypt any and all Manufacturing Data associated with the Services performed and Products manufactured under this Agreement.  Supplier agrees that all such Manufacturing Data is the sole and exclusive property of Transcrypt.  All Manufacturing Data shall be timely updated upon written request of Transcrypt.

2.20         Supplier agrees that it shall store any Manufacturing Data which it has in its possession in a safe deposit box or other similar container in a secure location suitable for safe keeping on the Supplier’s premises.

2.21         Transcrypt shall have the perpetual, exclusive world-wide right to reproduce, use, and modify any and all manufacturing data for the purposes of manufacturing, modifying, supporting, maintaining, marketing, distributing or reproducing units or copies of the Products and Services as Transcrypt in its sole discretion desires.

2.22         Supplier agrees to maintain a current disaster recovery plan, approved by Transcrypt, and provide Transcrypt with a current copy of its plan and any amendments thereto.

ARTICLE 3

PRICING, INVOICING AND PAYMENT

3.1           Supplier shall provide the Products and Services to Transcrypt consistent with the terms set forth in Exhibit B (the “Purchase Price”).  The Purchase Price(s) may be revised from time-to-time in accordance with Section 3.2.  Transcrypt shall have no obligation to purchase any quoted Product or Service.  The parties will use their best efforts to update Exhibit B so that it contains the then current agreed prices for all Products and continuing Services.  Purchase Orders shall be consistent with Exhibit B, as it may be amended.  All Purchase Price(s) shall be stated in US dollars and shall be inclusive of all taxes, excises, imposts, duties and assessments.  The Purchase Price shall be exclusive of any and all transportation charges of the Products, all of which shall be the responsibility of Transcrypt.  Supplier shall indemnify and hold Transcrypt harmless from any liability and expense by reason of Supplier’s failure to pay any such taxes, excises, imposts, duties or assessments which may be due and owing.

3.2           Commencing six (6) months after the Effective Date of this Agreement and thereafter during each quarter of each year of the Term of this Agreement, Supplier shall review with Transcrypt the prices of at least twenty five percent (25%) of the Products such that each Product shall have its price reviewed at least annually.  In addition to any regularly scheduled review, prices shall also be reviewed timely, and as reasonably required, for a Product or Service in the event that:

(a)                                  Transcrypt issues an Engineering Change Order (“ECO”) in connection with such Product;

(b)                                 The Twelve Month Forecast of annual volume for such Product or Service, when compared to the previous quarter’s Purchase Orders, changes by more than twenty percent (20%)  (or other amount that both parties agree is significant); and/or

(c)                                  Transcrypt requests a change to the MOQ for such Product, as set forth in Exhibit B.

3.3           If Product or Service costs change as indicated above and Supplier requests a review, such review with Transcrypt shall occur on a prospective basis prior to the next scheduled price review or otherwise on an “as required” basis.  Supplier agrees to cooperate with Transcrypt to achieve Transcrypt’s ongoing cost reduction plans and initiatives, and shall use their best efforts to achieve Transcrypt cost reduction targets, which shall be reviewed and determined in the fourth quarter of Transcrypt’s fiscal year.

3.4           Payment shall be consistent with the prices set forth in Exhibit B and the Purchase Order (as the Purchase Price may be adjusted with respect to any Engineering Change Order (“ECO”)) for Product shipped to Transcrypt or its designee (such orders shall be referred to as “Build to Ship” orders) or shipped to Transcrypt on-site stock at Supplier’s Facility (such orders shall be referred to as “Build to Stock” orders).  The date of shipment or transfer for either a Build to Ship or Build to Stock order is referred to as “Shipment Date”.  Invoices will be issuable by Supplier on the Shipment Date of the corresponding Product(s) and shall be due and payable forty-five (45) days after the date of billing, provided such invoices are proper and accurate, and contain any necessary and proper evidence to explain the charges contained thereon.

3.5           In the event that an Invoice is disputed by Transcrypt for reasons unrelated to Product Warranty, Transcrypt shall notify Supplier within twenty (20) days of receipt of such disputed invoice and thereafter both parties agree to use their best efforts to resolve the dispute in a timely fashion.  Notwithstanding Section 3.4, no payment shall be due from Transcrypt to Supplier until the Products are manufactured and Services performed in compliance with the Purchase Order issued from Transcrypt and any related Manufacturing Data for such Product.  Transcrypt reserves the right to withhold any monies payable to Supplier by Transcrypt under this Agreement and to apply the same to the payment of any obligation of Supplier to Transcrypt or to any subcontractor or vender which arise under or in any way out of this Agreement or its performance or nonperformance by Supplier.

ARTICLE 4

PRODUCT SPECIFICATIONS AND ENGINEERING CHANGE ORDERS

4.1           Supplier shall perform all Services and provide all Products in accordance with any plans, specifications, directions or Manufacturing Data (as hereinafter defined) designated by Transcrypt (collectively the “Transcrypt Specifications”).  In the event any questions or problems arise with regard to Supplier’s performance and the Transcrypt Specifications, Supplier shall immediately contact Transcrypt to resolve such questions or problems, rather than perform any Services or provide any Products which are not in accordance with the Specifications.

4.2           Supplier agrees to build any and all of the Products under this Agreement with “no clean” solder paste, unless otherwise directed by Transcrypt.

4.3           Supplier agrees that it shall have the capability to perform any Services and provide any Products according to the terms of this Agreement by using “lead free” solder past and components beginning on or before July 1, 2005.  Any costs or expenses incurred by Supplier in obtaining and maintaining such capability shall be borne solely by Supplier.

4.4           Transcrypt may initiate, or Supplier may request Transcrypt to submit, if appropriate, an Engineering Change Order (“ECO”) consistent with the following procedures:

(a)                                  Transcrypt shall notify Supplier of the ECO in writing, via facsimile, major commercial rapid delivery courier service or U.S. mail, together with sufficient documentation and information explaining such ECO, such that Supplier shall be able to implement the ECO.  Upon receipt of an ECO, Supplier shall promptly notify Transcrypt, in writing (either by mail, electronically or facsimile) of Supplier’s receipt of Transcrypt’s ECO.

(b)                                 Upon receipt of a written ECO, Supplier shall immediately perform an ECO impact analysis and forward it to Transcrypt.  The ECO impact analysis shall include, but not be limited to, any potential changes to the Purchase Price, ability to deliver Products and Services on the standard Delivery Date, the status of any Products, and any other cost effect, if any, on the bill of materials (“BOM”), work in progress (“WIP”), and in transit Products.  Supplier shall set forth the potential effective dates for the ECO.  In the event any Products are required by Transcrypt to be modified to the latest ECO revision, Supplier shall have the option to bill Transcrypt such expenses associated with the modification as set forth in the ECO impact analysis.  In such event, Supplier may request a Bill-and-Hold Order (consent to which shall not be unreasonably withheld by Transcrypt) for the affected Products and may, upon the granting of such Bill-and-Hold Order, issue a related invoice as provided in this Agreement.  No ECO shall become implemented into a manufacturing process until each party has agreed in writing to changes or modifications of the Products, and this Agreement if necessary, by completing the white ECO copy.

(c)                                  Upon receipt of the ECO impact analysis, Transcrypt shall issue a POCN to reflect the new Purchase Price, revision level and Delivery Dates and shall issue such changes to the Manufacturing Data as to conform the Manufacturing Data to the ECO.  Transcrypt will forward the POCN to the Supplier’s designated representative for execution in accordance with the standard Purchase Order procedures.

4.5           In the event it becomes necessary for Transcrypt to re-engineer any Product during the term of this Agreement, Supplier shall have any and all capabilities to assist Transcrypt with any such re-engineering process, including but not limited to performing printed circuit board (“PCB”) design, product reengineering for component obsolescence, test fixture design and manufacturing, and test process development.  In the event that Supplier is unable to perform the services requested by Transcrypt to complete such re-engineering process, Supplier is authorized to contract with a third party, approved in writing by Transcrypt, to provide such services, provided that all terms and conditions of this Agreement shall apply to the third party, including but not limited to such terms affecting Manufacturing Data, insurance, indemnity, warranties, confidentiality and work product.  In the event of a Product re-engineer, Supplier shall determine related costs or expenses and provide them in writing to Transcrypt for approval.  Upon Transcrypt’s approval, Supplier may proceed with re-engineer and bill Transcrypt for the agreed upon cost.

ARTICLE 5

INVENTORY

5.1                                 Prior to the performance of any Services under this Agreement, Transcrypt shall deliver, and Supplier shall accept, certain component parts to be used as inventory of the manufacture of Products and performance of Services pursuant to this Agreement.  Upon execution of this Agreement and thereafter as necessary to ensure timely performance by the parties of this Agreement, Transcrypt shall ship to Supplier such inventory of component parts (the “Transcrypt Inventory”) with appropriate documentation and labeling setting forth the quantity and part number of such components.  Transcrypt shall provide Supplier with one (1) week prior notice of the shipping of the Transcrypt Inventory following execution of this Agreement unless otherwise agreed to by Supplier.  Upon receipt of the Transcrypt Inventory and prior to opening any packages containing the Transcrypt Inventory, Supplier will notify Transcrypt of receipt of the Transcrypt Inventory.  A representative of Transcrypt shall then confirm, along with a representative of Supplier, the contents of the shipping packages and verify the information contained on any shipping documentation or manifest with the actual Transcrypt Inventory which was delivered to Supplier.

5.2                                 At the time of execution of this Agreement, Supplier is in possession of certain component parts which are owned by E.F. Johnson Company.  As contemplated in Section 5.1, at the time when a representative of Transcrypt and a representative of Supplier confirm the contents of the Transcrypt Inventory, such representatives shall also confirm and document the contents of the component parts owned by EFJ, Inc.  The component parts will then be considered a part of the Transcrypt Inventory and subject to all terms and conditions of this Agreement.

5.3                                 Supplier agrees that it shall provide to Transcrypt, at no additional cost, adequate secure space in Supplier’s Facility, which shall be segregated or clearly identified, to store the Transcrypt Inventory and any subsequent additions to the Transcrypt Inventory during the term of this Agreement.  Supplier agrees that all of the Transcrypt Inventory shall be handled in accordance with industry standard practices for prevention of physical damage, ESD protection and environmental concerns.

5.4                                 Supplier shall be responsible to and reimburse Transcrypt for all lost to Transcrypt resulting from damage, theft, destruction or any other loss whatsoever of any part of Transcrypt Inventory from the moment such items are delivered to Supplier’s Facility.  At all times throughout the term hereof, Supplier will procure and maintain risk insurance to specifically cover physical loss or damage to the Transcrypt Inventory while in or at the Supplier’s Facility, to a minimum of the replacement cost of the Transcrypt Inventory (value determined quarterly by Transcrypt) or the amounts set forth on Exhibit C, whichever is higher.  Supplier will provide Transcrypt with certificate(s) of insurance from insurers reasonably satisfactory to Transcrypt, which shall name Transcrypt as loss payee, as proof of all such risk insurance.  Such certificate(s) will be endorsed to contain a provision requiring the insurers to provide Transcrypt with thirty (30) days written notice of any cancellation or adverse material change in such insurance.  Notwithstanding anything to the contrary, the insurance provisions set forth in this Section shall survive any termination of this Agreement.

5.5                                 For all inventory to be provided by Arrow Electronics, Inc. (“Arrow”) pursuant to a separate agreement between Supplier and Arrow (the “Arrow Inventory”), Supplier agrees that the Arrow Inventory shall be maintained in space at Supplier’s Facility in a similar manner and subject to any and all requirements, including the requirement to insure the Arrow Inventory, according to the same terms and conditions as Supplier agrees to maintain and protect the Transcrypt Inventory.

5.6                                 A representative of Transcrypt shall prepare kit components at least once per week so that Supplier may perform its Services under this Agreement.  Transcrypt may request representatives of Supplier to assist, from time to time in a manner directed by Transcrypt, in the event that Transcrypt is unable to fill the requirements of Supplier for kit components in a manner for Supplier to perform its obligations under this Agreement.

5.7                                 A representative of Transcrypt shall stock Arrow components and Transcrypt components at least once per week when materials are received from any and all Suppliers pursuant to this Agreement, or in the event that excess materials exist resulting from a build kit located at Supplier’s Facility.  Supplier shall only use items contained in Inventory which it has obtained from the Arrow Inventory or the Transcrypt Inventory, unless such item is unavailable and Supplier has received express consent from Transcrypt to obtain the items elsewhere.  In the event that Transcrypt is unable to fulfill the Supplier’s requirements in a timely manner so as to allow Supplier to perform under this Agreement, Transcrypt may request assistance from representatives of Supplier from time to time in a manner directed by Transcrypt and Supplier shall provide, the assistance of representatives of Supplier from time to time.

5.8                                 Supplier acknowledges that certain items of Transcrypt Inventory are packaged to facilitate automatic placement and insertion and only a partial quantity of the package or kit may be required to meet Transcrypt’s requirements.  The balance of said packages or kits shall be returned to storage for later use in other Transcrypt Products or returned to the manufacturer.  Supplier agrees to consume the maximum quantity feasible from open packages or kits before using an unopened package or kit.

5.9                                 Transcrypt shall restock any unused or partially used kits returned by Supplier into the Transcrypt Inventory and account for and detail the use of any of the Transcrypt Inventory or the Arrow Inventory, and to compute any attrition rate associated therewith.  In the event that either the Transcrypt Inventory has a negative variance above or beyond an attrition rate of three percent (3%) on any passive components and one percent (1%) on any other components, as defined by Transcrypt, Supplier shall be responsible for any costs or losses incurred by Transcrypt associated therewith.

5.10                           Prior to use, Supplier shall verify any and all components which are received in a kit in order to verify and ensure correct component composition.  In the event that Supplier identifies a kit in which there is not correct component placement, Supplier shall not use such kit and shall identify such kit to the representative of Transcrypt responsible for stocking and pulling the Transcrypt Inventory under this Agreement.

ARTICLE 6

TERM

6.1           Term.   This Agreement shall have a term of five (5) years beginning on the Effective Date, and shall automatically be renewed thereafter for successive one-year periods at the end of the initial term and on all anniversary dates thereafter, unless sooner terminated by the Parties (“Term”) as set forth in this Agreement.  Notwithstanding the foregoing, either Party may terminate this Agreement as provided below.

6.2           Termination.

(a)                                  This Agreement may be terminated at any time, without cause, by either Party upon giving the other Party at least six (6) months prior written notice of intent to terminate as required in this Agreement.

(b)                                 This Agreement may be terminated immediately by either Party in the event the other Party fails timely to cure an Event of Default as detailed below.

6.3           Events of Default.  Each of the following events shall constitute a breach of this Agreement and an event of default (“Default” or “Event of Default”) for purposes of this Agreement:

(a)                                  any proceedings or acts by or against a Party which in reasonable judgment of the other Party renders the defaulting Party financially insecure with respect to its performance under this Agreement;

(b)                                 any refusal or failure of Transcrypt in regards to timely payment, excluding invoices or payments that are disputed in good faith by Transcrypt as set forth in Section 3.5, to pay the invoices due under this Agreement;

(c)                                  any refusal or failure of Supplier in regards to timely deliver Products or perform the Services in accordance with the Delivery Dates;

(d)                                 any failure by either Party to perform its obligations or otherwise to satisfy the terms and conditions of this Agreement.

(e)                                  any voluntary or involuntary petition or proceeding not dismissed within thirty (30) days after bankruptcy filing, as amended, seeking any type or variation of reorganization, adjustment, or assignment for benefit of its creditors, or seeking the appointment of a trustee or a receiver, or involuntary liquidation or dissolution.

6.4                                 Default.  If a Party commits an Event of Default and does not cure the Default within a period of fourteen (14) days after receiving written notice thereof, or such longer period as the non-defaulting Party may authorize in writing, then the non-defaulting Party may, at its sole option and election, (i) give written notice to the defaulting Party, and terminate this Agreement or the applicable Purchase Order relating to the Default or (ii) suspend further performance under this Agreement, including but not limited to the delivery of any Product under any outstanding Purchase Order (thereby extending the applicable Delivery Date of each open Purchase Order by the number of days shipment is delayed due to the defaulting party’s failure to cure).  In the event of termination of this Agreement for a Supplier Default, Transcrypt shall not be liable to Supplier for payment of any amount other than for the value of any outstanding and unpaid invoices, and partial shipment of Products received.  Termination by either Party for Default that is not timely cured shall not prejudice any claim for damages or non-performance the non-defaulting Party would otherwise have against the defaulting Party.  The rights and remedies of the non-defaulting Party set forth are not exclusive and are in addition to all other rights and remedies of the non-defaulting Party.

6.5           Upon Notification of Termination:

(a)                                  The defaulting party shall protect all property in its possession in which the non-defaulting party has an interest and await the non-defaulting party’s instructions with respect thereto; and

(b)                                 With respect to each existing Purchase Order, if Transcrypt is not in Default, Supplier shall either (i) complete, in whole or in part at Transcrypt’s sole discretion, Supplier’s obligations under this Agreement with respect to the Purchase Order, or (ii) terminate all work and commitments made under or pursuant to this Agreement with respect to such Purchase Order as quickly and effectively as possible, in which event Supplier shall provide Transcrypt written proof that such termination has been accomplished in a timely manner.

(c)                                  Supplier shall not be paid for any costs incurred by Supplier’s Vendors or Subcontractors (“Vendors” or “Subcontractors” means Supplier’s vendors or subcontractors, respectively, of any tier) as a result of such termination, which Supplier could reasonably have avoided.

6.6           In the event of termination of this Agreement, Supplier shall, within ten (10) days of such termination, deliver to Transcrypt all Manufacturing Data which have been either furnished by Transcrypt or developed by Supplier in connection with Products ordered or Services rendered pursuant to this Agreement.

ARTICLE 7

WARRANTIES AND REPAIRS

7.1                                 Supplier warrants to Transcrypt that all the Products delivered under this Agreement shall be: (i) completed in a good and workmanlike manner in compliance with the design provided by Transcrypt, without defect in material with the control of Supplier, or workmanship; and (ii) in material conformance with this Agreement and the standards set forth by Transcrypt (collectively the “Product Warranty”).  All Products provided by Supplier shall meet and perform in accordance with the designated plans and specifications.  Supplier’s Product Warranty with respect to each Product manufactured, and all other warranties of Supplier set forth herein, shall expire seventeen (17) months after the delivery of the Product (the “Warranty Period”).

7.2                                 Supplier warrants to Transcrypt that the Services provided under this Agreement shall be: (i) completed in a good and workmanlike manner; and (ii) in material conformance with this Agreement.

7.3                                 Any equipment, goods, or materials provided under this Agreement that are not expressly covered by the provisions of Section 7.1 shall be: (i) completed in a good and workmanlike manner without defect in design, material or workmanship; and (ii) in material conformance with this Agreement.

7.4                                 If any Product fails to meet any of the Product Warranty requirements, Transcrypt will notify Supplier in writing and Supplier will provide a Return Material Authorization (“RMA”) number prior to Transcrypt returning such Product(s).  Supplier will provide an RMA number within twenty-four (24) hours after receipt of Transcrypt’s notice.  Transcrypt will then issue a Purchase Order with a prefix of “RWK”, signifying that the Product requires Product Warranty rework (the “RWK Product”).  Any repairs or corrections under the Product Warranty shall, at Supplier’s sole determination and election, require Supplier to perform such reworks at Supplier’s Facility, at the site where the Product is located, or at a mutually agreed upon location by both Transcrypt and the Supplier, at no cost to Transcrypt .

7.5                                 Supplier shall repair or replace, at its sole cost and expense, any Product that fails in any way to meet the Product Warranty, and shall commence corrective action to make good the defect or nonconformance and shall proceed to pursue such corrective action with all due diligence.  Transcrypt shall pay for any shipping and insurance expenses for the return of any RWK Product to Supplier, and Supplier shall pay for any shipping and insurance expenses relating to the shipment of any RWK Product to Transcrypt, or to the site where product was originally located.  Nothing in this Agreement shall limit, release, restrict or otherwise affect Transcrypt’s ability or right to hold Supplier liable and collect any damages which Transcrypt incurs, whether personal or to a third party, as a result of Supplier’s breach of any of its warranties hereunder.

7.6                                 Supplier’s warranties against defects in material or workmanship or failure to conform to this Agreement shall extend to any defect or nonconformance discovered by Transcrypt during the applicable Warranty Period provided Supplier is given written notice of such defect before expiration of the applicable Warranty Period.  When so notified by Transcrypt, Supplier shall immediately commence corrective action to make good the defect or nonconformance and shall proceed to pursue such corrective action with all due diligence and at its own cost and effort until such defect or nonconformance is corrected.  When notified by Transcrypt of a defect or nonconformance within the Warranty Period, Supplier shall be responsible for correcting any defect in any Product, which may appear or occur before or during the Warranty Period applicable to that Product.

7.7                                 Supplier’s warranties shall apply to all corrections, repairs, replacements or renewals carried out by Supplier to satisfy its warranty obligations as if such corrections, repairs, replacements and renewals had been completed prior to the expiration of the Warranty Period.

7.8                                 Supplier shall remedy and complete the repair of a defect within ten (10) days of return of the Product to Supplier or the receipt of the last component part required for repair of the defect.  If Suppler fails to remedy and complete the repair of such defect within the ten (10) day period, then Transcrypt may establish, in its sole discretion, a reasonable deadline for Supplier to remedy the defect taking into account the time previously available to Supplier to remedy the defect.  If Supplier fails to remedy the defect by such deadline, Transcrypt may carry out the work itself or have it carried by others by a duly trained technician at Supplier’s risk and at a reasonable cost and/or expense.  The costs incurred by Transcrypt in remedying the defect or damage shall be due to Transcrypt from Supplier and paid by Supplier within thirty (30) days of Supplier’s receipt of an invoice from Transcrypt for such costs.

7.9                                 Neither Supplier nor its Subcontractors nor any Person under Supplier’s control shall take any action, which releases, voids, impairs, or waives any warranties on material or equipment that Supplier, its Subcontractors or Vendors, the manufacturer or any Person under Supplier’s control procures from others.  Supplier’s warranties hereunder do not apply to: (1) any defects in software or firmware, or in components, parts or materials which are not ordered, supplied or otherwise controlled by Supplier (“Material Defect”); (2) any Product which is or becomes defective solely due to Transcrypt’s Manufacturing Data, or due to alteration or repair work by any party other than Supplier or its subcontractor (“Design Defect”); or (3) any Product which is or becomes defective solely due to misuse by Transcrypt or its customer (“Misuse”).  Each of the foregoing is referred to herein as an “Excluded Defect”.  Any manufacturer’s, Subcontractor’s and Vendor’s warranties with regard to any Product or associated equipment or materials remaining upon expiration of Supplier’s applicable warranty shall be assigned and transferred to Transcrypt or its designee at the end of the applicable Warranty Period, and Supplier shall undertake all actions necessary to provide Transcrypt the benefit of such warranties; provided, however, no such warranty shall in anyway relieve Supplier from its obligations to Transcrypt with regard to any of Supplier’s warranties.

7.10                           Supplier shall, if requested by Transcrypt in writing, attempt to determine the cause of any defect or nonconformance on any Product, associated equipment or materials, or Service.  If the defect or nonconformance is one for which Supplier is responsible, then all costs of determining the cause of the defect or nonconformance shall be borne by Supplier.  If the defect or nonconformance is not one for which Supplier is liable, the reasonable cost of determining the cause of the defect or nonconformance shall be paid by Transcrypt within thirty (30) days of Transcrypt’s receipt of an invoice from Supplier.     SUPPLIER MAKES NO OTHER WARRANTIES OR REPRESENTATIONS ON THE PRODUCTS, EXPRESSED, IMPLIED, OR STATUTORY OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH TRANSCRYPT, AND SUPPLIER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8

CONFIDENTIALITY

8.1           All information obtained by either Party in connection with this Agreement and which is marked as confidential or proprietary to the other Party shall be maintained in confidence (“Confidential Information”).

8.2           Neither Party shall disclose any Confidential Information received from the other Party or the terms of this Agreement to any third Party, other than their attorneys, accountants or consultants who have a need to know of the Confidential Information for business purposes related to the Party’s performance of its obligations hereunder or its enforcement of the terms hereof.  Neither Party shall disclose any Confidential Information received from the other Party to any taxing or other governmental agencies seeking the Confidential Information or to any third Party pursuant to any court order, except after having given notice to the other Party in advance and with reasonable opportunity for the other Party to seek a protective order or otherwise to prevent or limit such disclosure.

8.3           The provisions of this Article shall not apply to any Confidential Information:

(a)                                  The disclosure of which is expressly authorized by the Party providing the Confidential Information; or

(b)                                 that is in the public domain through means other than unauthorized disclosure by the Party to whom it was entrusted.

8.4           Within thirty (30) days after the termination of this Agreement, both Parties shall forward to the other Party all Confidential Information belonging to the other Party, and any copies, which may be in its possession.  Thereafter, both Parties shall make no further use, either directly or indirectly, of any such Confidential Information.

8.5           The only rights or licenses, which either Party may claim as being granted hereunder, are those, which are expressly granted, and no rights or licenses are conveyed to either Party or to any third Party by implication, waiver, or estoppels.

ARTICLE 9

RELATIONSHIP OF THE PARTIES

9.1                                 Supplier is, and shall at all times continue to be, an independent contractor, and any provisions of this Agreement which may appear to give Transcrypt the right to direct Supplier as to details of performing any Services, or to exercise a measure of control over Supplier’s performance of the Services, shall be interpreted to mean that Supplier will follow the instructions of Transcrypt with respect to the results of the Services achieved only and not in the means whereby the Services are to be accomplished.  Supplier shall have complete and authoritative control as to the details of performing the Services.

9.2                                 This Agreement is a contractual relationship.  This Agreement is not intended to create, nor shall it be construed as creating, a partnership, joint venture, or any other type of legal entity.

ARTICLE 10

WORK PRODUCT

10.1                           All work product developed by Supplier under this Agreement, including but not limited to designs, technical data, reports, blueprints, drawings and customized tooling and dies, shall be Transcrypt’s sole property, and may be used in any manner Transcrypt deems appropriate.  Any and all work product shall be turned over to Transcrypt upon request or upon completion or termination of this Agreement.  Supplier will hold the same in confidence and neither discloses the same to others nor uses the same for any purpose other than the performance of this Agreement.

10.2                           All inventions, discoveries, and improvements, patentable and unpatentable, that are made or conceived by Supplier’s personnel to the extent arising out of the performance of this Agreement and made or conceived solely and specifically for the benefit of Transcrypt, including all patent rights therein and all copyrights in materials related thereto, both domestic and foreign, shall belong to, and shall be assigned by such personnel to Transcrypt or its designee.  Supplier and/or Supplier’s personnel shall promptly and fully disclose all such inventions, discoveries and improvements to Transcrypt and shall cooperate with Transcrypt or its nominee as may be reasonably required in order to obtain patent protection therefore, including the signing of assignments of inventions and patent rights therein, and the signing of any property affidavits, declarations, patent applications and the like.  The general preparation and prosecution of patent applications shall be handled by Transcrypt or its nominee, at Transcrypt’s own expense; provided, however, Supplier and/or Supplier’s personnel shall be made available by Supplier to be consulted on any technical issues that may arise.

ARTICLE 11

INSURANCE

11.1                           Supplier agrees to procure and maintain, and to require its Subcontractors to procure and maintain, insurance coverage in the kinds and amounts and with the terms and conditions as set forth in Exhibit C.  All Supplier insurance policies shall name Transcrypt, as appropriate, as an additional insured, and all casualty insurance or business interruption insurance policies shall name Transcrypt as a loss payee.  Supplier will provide Transcrypt with certificate(s) of insurance from insurers reasonably satisfactory to Transcrypt.  Such certificate(s) will be endorsed to contain a provision requiring the insurers to provide Transcrypt with thirty (30) days written notice of any cancellation or adverse material change in such insurance.

ARTICLE 12

FORCE MAJEURE

12.1                           In the event of either Party hereto is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments when due hereunder, it is agreed that upon such Party giving notice and full particulars of such Force Majeure in writing to the other Party as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, and any corresponding obligations of the other Party, shall be suspended during the continuance of any inability caused by such Force Majeure, but for no longer period, and such Force Majeure shall as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming Force Majeure in order to put itself in a position to carry out its obligations under this Agreement. The term Force Majeure shall mean any event or circumstance beyond the reasonable control of the Party claiming Force Majeure, and which by exercise of due foresight such Party could not reasonably have been expected to avoid and which the Party is unable to overcome by the exercise of due diligence, including but not necessarily limited to, any act of God, any act or omission of any government authority not caused by the act or omission of the Party claiming Force Majeure, explosions, fire, riot, war and natural disasters.

12.2                           If an event of Force Majeure diminishes the quantity of available Products, Supplier shall provide Transcrypt with at least that portion of the Products available to Supplier that Transcrypt would receive under a fair and equitable allocation among Transcrypt and Supplier other customers with written contracts.

ARTICLE 13

COMPLIANCE WITH LAW, SAFETY REQUIREMENTS AND POLICIES

13.1         Supplier covenants that it will fully comply with:

(a)                                  Laws pertaining to the employment of Supplier’s employees, including laws prohibiting forced or indentured labor and child labor laws, payment of all federal, state and local taxes or contributions and making all required withholdings;

(b)                                 Laws relating to the training, health and safety of the Supplier’s employees including all regulations and standards promulgated under the Occupational Safety and Health Act of 1970, as amended;

(c)                                  Laws relating to the protection of the environment including those related to the transportation or disposal of waste and the transportation, use or disposal of hazardous or toxic substances;

(d)                                 Laws relating to the import or export of Products and associated goods, equipment and materials; and

(e)                                  the following provisions contained in the Code of Federal Regulations (including any revision and redesignation thereof) which are incorporated herein by reference:  41 C.F.R. § 60 - 1.8 (Certification of Non-Segregated Facilities); 48 C.F.R. § 52.203-6  (Subcontractor Sales to Government); 48 C.F.R. §§ 52.219-8 and 52.219-9 (Utilization of Small and Disadvantaged Business Concerns); 48 C.F.R. § 52.219-13 (Utilization of Women-Owned Business Concerns); 48 C.F.R. §§ 22.804-1 and 52.222-26 and 41 C.F.R. § 60-1.4 (Equal Opportunity); 48 C.F.R. §§ 52.222-35 and 52.222-37 and 41 C.F.R. § 60-250.4 (Disabled and Vietnam Era Veterans); 48 C.F.R. § 52.222-36 and 41 C.F.R. § 60-741.4 (Handicapped Workers); 48 C.F.R. § 52.223-2 (Clean Air and Water); 48 C.F.R. § 52.223-3 (Hazardous Material Identification and Material Safety Data); all other applicable sections contained in 41 C.F.R. Chapter 60.  Supplier also agrees (i) that no portion of the work required by this Agreement will be performed in a facility listed on the Environmental Protection Agency List of Violating Facilities on the date when this Agreement was awarded unless and until the EPA eliminates the name of such facility or facilities from such listing and (ii) to insert the substance of the provisions of this paragraph into any nonexempt subcontract or purchase order as required.

13.2         Supplier further certifies and agrees that none of its employees, or the employees of its Subcontractors, who perform services under this Agreement are unauthorized aliens as defined in the Immigration Reform and Control Act of 1986 (“IRCA”), and Supplier shall defend, indemnify and hold Transcrypt harmless from any and all liability incurred by or sought to be imposed on Transcrypt as a result of Supplier’s failure to comply with this certification.  Supplier further agrees to obtain a certification from its Subcontractors performing work related to this Agreement that none of their employees are unauthorized aliens as defined by the IRCA and that such Subcontractors comply with the statute.

13.3         Supplier agrees to fully comply with all safety and security policies and procedures of Transcrypt, which are delivered or communicated to Supplier.

13.4         Supplier certifies and agrees that its facility is a bonded warehouse facility leased or owned by Supplier.

13.5         Supplier shall comply with all applicable federal, state, and local laws, regulations, and codes in effect (as of the date of performance) in carrying out their obligations under this Agreement.

ARTICLE 14

INDEMNITIES

14.1         Supplier hereby agrees to defend, indemnify and hold harmless Transcrypt, its Affiliates, Transcrypt Contractors and its and their partners, co-owners joint ventures, officers, directors, agents, employees and invitees (wherever Transcrypt is referred to in this Section 16, such reference shall include such other parties) from and against the following:

(a)                                  All liability, costs, expenses, damages, claims, suits and demands (hereinafter collectively referred to in Sections 14.1 and 14.2 as “Claims”) (whether or not there be any basis in law or in fact for same) arising out of or related to injury to, illness or death of any person (including but not limited to bodily injury, illness, disease, death, and loss of services and wages) or loss of or damage to any property (collectively, “Losses”), occurring in connection with the performance or nonperformance of this Agreement, to the extent of Supplier’s fault, liability without fault or negligence;

(b)                                 ALL CLAIMS (WHETHER OR NOT THERE BE ANY BASIS IN LAW OR IN FACT FOR SAME) ARISING OUT OF OR RELATED TO INJURY TO ANY EMPLOYEE OR AGENT OF SUPPLIER OR ANY OF SUPPLIER’S SUBCONTRACTORS OR VENDORS (INCLUDING BUT NOT LIMITED TO BODILY INJURY, ILLNESS, DISEASE, DEATH, AND LOSS OF SERVICES AND WAGES) OR LOSS OF OR DAMAGE TO ANY PROPERTY OF SUPPLIER, ANY OF ITS SUBCONTRACTORS OR ANY OF THEIR EMPLOYEES OR AGENTS, OCCURRING IN CONNECTION WITH THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT. THIS INDEMNITY SHALL APPLY WHETHER OR NOT TRANSCRYPT WAS OR IS CLAIMED TO BE PASSIVELY, ACTIVELY, SOLELY, JOINTLY OR CONCURRENTLY NEGLIGENT AND REGARDLESS OF WHETHER LIABILITY WITHOUT FAULT IS IMPOSED OR SOUGHT TO BE IMPOSED ON TRANSCRYPT. SUPPLIER

SHALL DEFEND ANY AND ALL SUCH CLAIMS AT ITS SOLE EXPENSE AND SHALL BEAR ALL OTHER COSTS AND EXPENSES RELATED THERETO, BUT MAY INVESTIGATE, NEGOTIATE AND SETTLE ANY SUCH CLAIM AS IT DEEMS EXPEDIENT;

(c)                                  All Claims pertaining to liens connected with Supplier’s performance of this Agreement;

(d)                                 All Claims arising out of Supplier’s, its Subcontractors’ or any of their respective employee’s or agent’s noncompliance with any applicable statutes, ordinances, codes, rules, regulations, and standards (including Transcrypt’s safety and security regulations and procedures) applicable to the performance of this Agreement; and,

(e)                                  All Claims of infringement or contributory infringement of any patent, copyright or trademark, or violation of any trade secret, arising out of Supplier’s performance of this Agreement.

14.2         Transcrypt hereby agrees to defend, indemnify and hold harmless Supplier, its Affiliates, Contractors and its and their partners, co-owners joint ventures, officers, directors, agents, employees and invitees (wherever Supplier is referred to in this Section 14, such reference shall include such other parties) from and against the following:

(a)                                  All liability, costs, expenses, damages, claims, suits and demands (hereinafter collectively referred to in Sections 14.1 and 14.2 as “Claims”) (whether or not there be any basis in law or in fact for same) arising out of or related to injury to, illness or death of any person (including but not limited to bodily injury, illness, disease, death, and loss of services and wages) or loss of or damage to any property (collectively, “Losses”), occurring in connection with the performance or nonperformance of this Agreement, to the extent of Transcrypt’s fault, liability without fault or negligence;

(b)                                 ALL CLAIMS (WHETHER OR NOT THERE BE ANY BASIS IN LAW OR IN FACT FOR SAME) ARISING OUT OF OR RELATED TO INJURY TO ANY EMPLOYEE OR AGENT OF TRANSCRYPT OR ANY OF TRANSCRYPT’S SUBCONTRACTORS OR VENDORS (INCLUDING BUT NOT LIMITED TO BODILY INJURY, ILLNESS, DISEASE, DEATH, AND LOSS OF SERVICES AND WAGES) OR LOSS OF OR DAMAGE TO ANY PROPERTY OF TRANSCRYPT, ANY OF ITS SUBCONTRACTORS OR ANY OF THEIR EMPLOYEES OR AGENTS, OCCURRING IN CONNECTION WITH THE PERFORMANCE OR NON-

PERFORMANCE OF THIS AGREEMENT. THIS INDEMNITY SHALL APPLY WHETHER OR NOT SUPPLIER WAS OR IS CLAIMED TO BE PASSIVELY, ACTIVELY, SOLELY, JOINTLY OR CONCURRENTLY NEGLIGENT AND REGARDLESS OF WHETHER LIABILITY WITHOUT FAULT IS IMPOSED OR SOUGHT TO BE IMPOSED ON SUPPLIER. TRANSCRYPT SHALL DEFEND ANY AND ALL SUCH CLAIMS AT ITS SOLE EXPENSE AND SHALL BEAR ALL OTHER COSTS AND EXPENSES RELATED THERETO, BUT MAY INVESTIGATE, NEGOTIATE AND SETTLE ANY SUCH CLAIM AS IT DEEMS EXPEDIENT;

(c)                                  All Claims pertaining to liens connected with Transcrypt’s performance of this Agreement;

(d)                                 All Claims arising out of Transcrypt’s, its Subcontractors’ or any of their respective employee’s or agent’s noncompliance with any applicable statutes, ordinances, codes, rules, regulations, and standards (including Transcrypt’s safety and security regulations and procedures) applicable to the performance of this Agreement; and,

(e)                                  All Claims of infringement or contributory infringement of any patent, copyright or trademark, or violation of any trade secret, arising out of Transcrypt’s performance of this Agreement.

14.3         The liability of either party under the defense, indemnity, and hold harmless provisions of this Agreement, or otherwise at law, shall not be limited to or by the insurance either party maintains in connection with this Agreement.

14.4         The indemnities set forth in this Agreement cover recovery of all expenses, which may be incurred by the indemnitee including attorney’s fees and costs. The indemnities set forth in this agreement are limited to the extent necessary to comply with any applicable state or federal law and this Agreement is deemed to be amended so as to comply with those laws to the extent their requirements are at variance with these terms and conditions.

14.5         Notwithstanding anything to the contrary, in no event shall either Party be liable to the other Party, under this Agreement or otherwise, for any special, punitive, treble, or exemplary damages; provided, however, that a party may recover from the other party all costs, expenses or damages (including any special, collateral, indirect, exemplary, incidental or consequential damages,  paid or owed to any third party in settlement or satisfaction of claims to the extent such amounts are incorporated in claims of such third party for which such other party is otherwise responsible to indemnify the recovering party under this Agreement. This limitation will apply even if either Party has been advised of the possibility of such damages. Provided, however, that this Section shall not limit any Party’s right to contribution/indemnification from successful claims of third Parties (including any special, punitive, treble, collateral, indirect, exemplary, incidental or consequential damages, including without limitation, any damage for loss of goodwill, loss of profits, or loss of use).

ARTICLE 15

PROHIBITED PAYMENTS

15.1                           Supplier shall comply with, and shall cause its Affiliates, Subcontractors and Vendors to comply with, all laws, rules and regulations that are or may be applicable to its or its Affiliates Subcontractors or Vendors activities in connection with this Agreement and the provision of Products and Services hereunder (including, without limitation, all laws applicable to Supplier relating to improper or illegal payments, gifts, or gratuities).  In any event, Supplier agrees not to, and to cause its Affiliates, Subcontractors and Vendors not to, offer, pay, or authorize the offer or payment of any money or anything of value, directly or indirectly to any Person (whether a governmental official or private individual) for the purpose of illegally or improperly influencing an act or decision of an official of any government in his/her official capacity or inducing him or her to use his or her influence with that government to take any action favorable to Supplier or Transcrypt, or any of their respective Affiliates, Subcontractors and Vendors or any of Transcrypt projects.  Likewise, Supplier agrees not to, and to cause its Affiliates, Subcontractors and Vendors not to, make, offer or authorize any payment to any government agency, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to Supplier or Transcrypt, or any of their respective Affiliates, Subcontractors and Vendors or any of Transcrypt projects.  In addition, Supplier acknowledges that Transcrypt, its Affiliates and the Transcrypt Contractors are subject to the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), Supplier agrees that it and its Affiliates will take any action, or fail to take any action, when Supplier knows, has reason to know or suspects that such act or failure to act would subject Transcrypt, its Affiliates or any Transcrypt Contractor or any of their respective Affiliates to liability under the FCPA or the laws of any applicable jurisdiction dealing with improper or prohibited payments as described in this Article

15.2. IN ADDITION TO ANY OTHER REMEDIES UNDER THIS AGREEMENT, SUPPLIER SHALL DEFEND, INDEMNIFY AND HOLD TRANSCRYPT, ITS AFFILIATES OR ANY TRANSCRYPT CONTRACTOR OR ANY OF THEIR RESPECTIVE AFFILIATES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, EXPENSES (INCLUDING REASONABLE ATTORNEYS FEES AND DISBURSEMENTS), PENALTIES, FINES OR COSTS OF WHATEVER NATURE ARISING OUT OF OR CONNECTED WITH BREACH OF THIS ARTICLE 15.

ARTICLE 16

MISCELLANEOUS

16.1                           This Agreement and the covenants, obligations, undertakings, rights and benefits set forth herein shall be binding on and inure to the benefit of the Parties and their respective authorized successors and assigns.  Neither Party hereto may assign its interest herein without the consent of the other Party, which consent will not be unreasonably withheld; but no such consent to assignment shall relieve the assignor of any liability hereunder unless otherwise agreed in writing by the other Party.

16.2                           The provisions of this Agreement covering warranty, confidentiality, work product,  insurance, indemnity, and alternative dispute resolution (found within Articles 7, 8, 10, 11, 14, and 17 respectively) are continuing obligations which shall survive completion and acceptance of the Products and Services or the termination of this Agreement, howsoever brought about.

16.3                           Supplier shall keep Supplier’s premises and the Products free of all mechanic and materialmen liens, claims, and encumbrances arising from Supplier actions or inactions. Supplier agrees that, if requested to do so by Transcrypt, final payment for Products and Services under this Agreement shall not become due and payable to Supplier until Supplier shall deliver to Transcrypt satisfactory releases, satisfactions or waivers of all mechanic and materialmen liens, claims and encumbrances connected with the Products supplied by Supplier or Supplier performance of Services under this Agreement.  Final payment to Supplier shall not relieve Supplier of its obligation to discharge any lien filed before or after Supplier is paid for Products or Services under this Agreement.

16.4                           This Agreement may be amended or modified only by a written agreement executed by both Parties that expressly amends or modifies this Agreement.

16.5                           All applicable documentation will be in English language.

16.6                           This Agreement, and the legal relations between the Parties with respect to this Agreement, shall be performed, interpreted and enforced in accordance with the internal laws of the State of Nebraska without regard to rules concerning conflicts of law that would direct the application of the laws of any other jurisdiction, and Transcrypt and Supplier acknowledge and agree that the Convention on the International Sale of Goods shall not apply to this Agreement, transactions pursuant to this Agreement or the legal relations between the Parties with respect to this Agreement.

16.7                           This Agreement supersedes and cancels all prior agreements or understandings (written or oral) between Supplier and Transcrypt, EFJ, Inc., or E.F. Johnson Company in respect of the Products and Services to be provided by Supplier to Transcrypt under this Agreement and any such prior agreements or understandings shall not be used in interpreting or construing this Agreement.

16.8                           No waiver by either Party of the performance of any provision, condition or requirement herein shall be interpreted, construed or deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein; nor shall it be interpreted, construed or deemed to be a waiver of, or in any manner release the other Party from future performance of the same provision, condition, or requirement; nor shall any delay or omission of a Party in exercising any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.  No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

16.9                           The headings and titles of this Agreement are inserted for convenience only and shall not be deemed part thereof or be taken into consideration in the interpretation or construction of this Agreement.

16.10                     Words importing the singular also include the plural and vice versa, where the context requires.

16.11                     References to day or days are references to calendar days, and unless otherwise noted, specifically include weekends, holidays, or other non-work days.

16.12                     A reference to any agreement or document is to that agreement or document (including schedules thereto and, where applicable, any of its provisions) as amended, novated, supplemented, assigned, or replaced.

16.13                     Where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning.

16.14                     All exhibits and schedules or descriptions referred to in this Agreement are expressly incorporated herein by reference as if set forth in full, whether or not attached hereto.  In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any exhibit, schedule or other documents referenced herein, the terms and conditions of this Agreement shall govern and control.

16.15                     If any provision of this Agreement is held to be illegal, invalid, or unenforceable and such invalidity or unenforceability does not have a material and substantial negative impact on the rights, duties and obligations of either Party hereto (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, (i) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and as may be legal, valid, and enforceable and (ii) such illegality, invalidity or unenforceability shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement nor the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

16.16                     This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal, or other event of negotiation, drafting, or execution of this Agreement.

16.17                     The terms and conditions of this Agreement shall determine the rights of the Parties regardless of any additional or contrary terms or conditions in any rate schedules, invoices or other documents, which may flow from performance of this Agreement.  Transcrypt expressly rejects any additional or contrary terms and conditions contained in any such document regardless of whether Transcrypt signature is affixed thereto.

ARTICLE 17

ALTERNATIVE DISPUTE RESOLUTION

17.1                           Except as provided for in Article 17.2, any claim controversy or dispute arising out of, relating to, or in connection with this Agreement, including the interpretation, validity, termination or breach thereof, shall be resolved solely in accordance with the Alternative Dispute Resolution procedure set forth in Exhibit E attached hereto.  Supplier’s and Transcrypt’s agreement to resolve any claim, controversy or dispute in accordance with the provisions of Exhibit E shall survive the expiration or termination of this Agreement.

17.2                           The Parties hereto covenant that they shall not resort to court remedies except as provided for in Exhibit E or for preliminary relief in aid of arbitration.  A Party who fails to comply with the terms and conditions set forth in Exhibit E or Article 17.1 or violates the covenants in this Article 17.2 shall pay all the legal costs incurred by the other Party in connection with the enforcement thereof.

ARTICLE 18

NOTICE

18.1                           Wherever in this Agreement, provision is made for the giving of notice, consent or approval by any Person, such notice shall be sufficient only when delivered personally by confirmed facsimile, by a major commercial rapid delivery courier service or mailed by certified mail, return receipt requested.  Notices to the Parties shall be sent to the Parties below at the address indicated or to such other address as may be directed in writing by the Party seeking to receive Notice.  Notice is deemed to be effective (i) if by certified mail or courier when received on the date signed for by a representative of the receiving Party; and (ii) if by confirmed facsimile when received at the time sent or the next working day if such time is not during normal business hours, which shall be 8:00 a.m. to 5:00 p.m., Central Standard Time, Monday through Friday, recognized national holidays excepted.  If multiple Notices are sent, the first such Notice confirmed by any method above shall establish the date such notice is effective.

18.2	If to Transcrypt:	Transcrypt International, Inc.
Attn: Director, Operations
3900 12th Street, Suite 200
Lincoln, NE 68521
Facsimile: 402-479-8470

18.3	If to Supplier:	Tran Electronics, Inc.
Attn: Hoang Tran
82 Second Avenue SE
New Brighton, MN 55112
Facsimile: 651-631-2755
Email: hoang@tran-electronics.com

18.4         Invoices shall be sent to the address as directed in the Purchase Order.

18.5         Purchase Orders shall be deemed effective if sent by any of the methods described in Section 18.1 or via email or electronic data interchange (“EDI”)

ARTICLE 19

ACKNOWLEDGMENT

19.1                        Each of the Parties hereto specifically acknowledges and agrees (i) that it has a duty to read this Agreement and that it is charged with notice and knowledge of the terms hereof, and (ii) that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement.  Each Party hereto further agrees that it will not contest the validity or enforceability of any such provisions of this Agreement on the basis that the Party had no notice or knowledge of such provisions or that such provisions are not “Conspicuous”.

19.2                        This Agreement may be executed in multiple counterparts (including facsimile signatures), each of which will be an original instrument, and all of which will constitute the Agreement which is effective as of the Effective Date and is executed as of the date indicated below each signature.

The following attached exhibits, as may be modified from time to time, are attached to this Agreement, and are incorporated by reference:

Exhibit A	Transfer of Manufacturing
Exhibit B	Pricing
Exhibit C	Insurance
Exhibit D	Joint Process Improvement Team
Exhibit E	Alternative Dispute Resolution
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TRANSCRYPT:

Transcrypt International, Inc.

By:
Its:

SUPPLIER:

Tran Electronics, Inc.

By:
Its: